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                           [ERNST & YOUNG LETTERHEAD]


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-31130) pertaining to the Fundtech Ltd. 1999 Employee Option Plan, the Fundtech Ltd. 1997 Stock Option Plan for Fundtech Corporation, the 1997 Israeli Share Option Plan, the Fundtech Ltd 1996 Employee Stock Option Plan and the Fundtech Ltd. Directors Option Plan, of our report, dated February 7, 2000, with respect to the consolidated financial statements and schedules of Fundtech Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1999.


Tel Aviv, Israel
March 29, 2000

                                                KOST, FORER and GABBAY
                                         Certified Public Accountants Israel)
                                        A Member of Ernst & Young International